EXHIBIT 99.1
NEWS RELEASE
RANGE REPORTS RECORD PRODUCTION, REVENUES, CASH FLOW AND EARNINGS
FORT WORTH, TEXAS, APRIL 26, 2006...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced first quarter results. Record highs were achieved in production, revenues, cash flow and net income. Results were driven by a 46% increase in realized prices and a 12% increase in production, which reached 257.1 Mmcfe per day. Revenues totaled $189.2 million, a 75% increase over the prior year. Cash flow from operations before changes in working capital, a non-GAAP measure, increased 76% to $127.6 million. Net income jumped 152% to $55.4 million, while diluted earnings per share rose 128% to $0.41. First quarter 2006 net income included $12.7 million of non-cash hedging gains and a $7.3 million non-cash stock compensation expense. Excluding these items, net income would have been $52.5 million or $0.41 per share ($0.39 fully diluted). (See accompanying table for calculation of these non-GAAP measures.)
Oil and gas revenues totaled $176 million, 64% higher than the prior year due to higher production and realized prices. Production totaled 257.1 Mmcfe per day, comprised of 188 Mmcf per day of gas (73%) and 11,519 barrels per day of oil and liquids. Wellhead prices, after adjustment for hedging, averaged $7.62 per mcfe, a $2.40 increase over the prior-year period. The average realized gas price rose 53% to $7.83 per mcf, as the average realized oil price rose 29% to $46.59 a barrel. Operating expenses per mcfe increased $0.12 to $0.84 per mcfe primarily due to higher oilfield service costs and offshore damage repairs. Production taxes per mcfe rose $0.14 due to higher prices. Exploration expense was $9.5 million due to higher seismic and dry hole costs. General and administrative expense per mcfe increased $0.09 due to higher personnel and legal costs. Interest expense increased $0.04 per mcfe as a result of higher interest rates. Depletion, depreciation and amortization per mcfe increased $0.04 to $1.49 per mcfe.
First quarter development and exploration expenditures totaled $89 million, funding the drilling of 206 (149 net) wells and 21 (20 net) recompletions. A 99% success rate was achieved with 205 (148 net) wells productive. By quarter end, 96 (66 net) of the wells had been placed on production, with the remainder in various stages of completion or waiting on pipeline connection. In addition, $10 million was expended on acreage purchases and $5 million on expanding gas gathering systems.
Drilling activity in the second quarter remains high with 27 rigs currently running. For the year, Range anticipates drilling 1,065 (789 net) wells and undertaking 63 (44 net) recompletions. During the first quarter, Range also continued to expand several of its key drilling areas and emerging plays.
The Appalachian division drilled 149 (106 net) wells in its tight sandstone and coal bed methane properties, achieving a 100% success rate. In the Nora and Haysi fields, our coal bed methane play in Virginia, production has increased to 23.2 Mmcfe per day, a 57% increase since the properties were acquired in late 2004. This acquisition, which covers 287,000 acres, is yielding long-lived, low-decline reserves at excellent finding costs of less than $1.00 per mcf. Drilling continues to ramp up, with 260 wells planned in 2006, versus 175 in 2005. Assuming 60-acre spacing, as many as 2,700 locations remain to be drilled in the area. Testing continues on our emerging CBM plays in the Widen field of West Virginia and four separate project areas in Pennsylvania. Assuming success, as many as 1,300 locations on currently held acreage could be generated by these emerging plays. In the Company’s shale play in Pennsylvania, three vertical wells have now been fraced and placed online. Although very early, average reserves per well are estimated in the 600 to 900 Mmcf range. Recently, the Company drilled, completed and began testing its first horizontal shale well in Pennsylvania. Nearby, a second horizontal shale test has just reached total depth. By early fourth quarter, we expect to have initial production results from 10 vertical and three horizontal shale wells. To date, the Company has acquired 248,000 net acres in the play, and we are pursuing additional leasehold. In the Trenton Black River play, Range plans to spud its first test well in southwestern Pennsylvania during the second quarter with partner Fortuna Energy, Inc. a wholly owned subsidiary of Talisman Energy, Inc.
The Permian division drilled 32 wells during the first quarter. In New Mexico, a two-rig program drilled 11 wells on our Eunice properties, all of which were successful. Since initiating development operations in mid-2005, net production has more than doubled to 16 Mmcfe per day. At West Fuhrman Mascho in West Texas we plan to test five-acre downspacing, versus our current program of 10-acre downspacing, which could potentially double our recovery through a combination of infill drilling and waterflood activity. At the Conger field in West Texas, drilling is extending the limits of the field, and several recompletions to the Wolfcamp formation have proven successful. On our Barnett shale acreage in the Fort Worth basin, plans are to shoot a 3-D seismic program this summer and spud a well late third quarter. A 3-D seismic shoot of our Reeves/Culbertson County acreage is planned for the second quarter, with the initial test scheduled late this year or early next year. In East Texas, two wells have been completed in the Austin Chalk and are currently producing at a combined rate of 11 (3.6 net) Mmcfe per day. A third well is being drilled to the Chalk and is expected to be placed on production this quarter.
First quarter results for the Midcontinent division included the drilling of 18 (11 net) wells. A Watonga-Chickasha test encountered pay in the Springer, producing 1.7 (1.3 net) Mmcfe per day. The offset to the Company’s Hunton well in the Texas Panhandle tested 1.8 (1.1 net) Mmcfe per day. In southern Oklahoma, the Company’s 23,000 foot exploratory well has reached total depth and was logged. This well logged over 150 feet of pay in Mississippian and Pennsylvanian age intervals. Range owns a 16% working interest in the initial test well. We plan to spud a 20,500 foot operated well (72% working interest) in the play during the second quarter. To date, Range has accumulated 12,000 acres in the play with an average working interest of 37%.
The Gulf Coast division successfully drilled one shallow onshore well during the first quarter. The first Norphlet test (25% working interest) in Mississippi is expected to spud late in the second quarter. Offshore, one well at West Cameron 295 and one at High Island 73 were turned to sales within the last several days. A third well should be placed on production later in the second quarter. The three wells are anticipated to add approximately 5 Mmcf per day net.
Commenting on the announcement, John Pinkerton, Range’s President and CEO, said, “We are pleased to again announce record results and our 13th consecutive quarter of production growth. The depth of our drilling inventory and the quality of our technical and operating teams drove production 12% higher than last year. With the rolling off of our lower price hedges at year-end 2005, realized prices jumped 46% in the first quarter. Higher production and higher realized prices were the drivers for achieving record financial results. Our first quarter results provide a solid picture of the operating and financial potential of Range. These results represent the start to what we anticipate will be an outstanding year. Looking forward, given the quality of our technical team, multi-year drilling inventory, emerging plays and large acreage position, we are extremely well positioned to continue to build shareholder value for many years to come.”
The Company will host a conference call on Thursday, April 27 at 2:00 p.m. ET to review these results. To participate in the call, please dial 877-207-5526 and ask for the Range Resources first quarter financial results conference call. A replay of the call will be available through May 4 at 800-642-1687. The conference ID for the replay is 8283673.
A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Company’s website for 15 days.

Non-GAAP Financial Measures:
Earnings for first quarter 2006 include ineffective hedging gains of $1.4 million, $11.3 million of gains related to mark-to-market on derivatives, a non-cash stock compensation expense of $7.3 million, a loss of $195,000 on sale of assets and amortization expense of $168,000 on ineffective interest hedges. Excluding such items, income before income taxes would have been $83.7 million, a 115% increase from the prior year. Adjusting for the after-tax effect of these items the Company’s earnings would have been $52.5 million or $0.41 per share ($0.39 fully diluted). If similar items were excluded, 2005 earnings would have been $24.4 million or $0.20 per share ($0.20 per diluted share). In 2005, results were impacted by a net $308,000 ineffective hedging gain on commodities and interest and a $4.1 million stock compensation expense. (See reconciliation of non-GAAP earnings in the accompanying table.) The Company believes results excluding these items are more comparable to estimates provided by security analysts and, therefore, are useful in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.
Cash flow from operations before changes in working capital as defined in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash compensation items. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity. A table is included which reconciles net cash provided by operations to cash flow from operations before changes in working capital as used in this release. On its website, the Company provides additional comparative information on prior periods.
RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures and production growth are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

Contacts:	Rodney Waller, Senior Vice President	2006-10
David Amend, IR Manager

Karen Giles, Sr. IR Specialist
(817) 870-2601
www.rangeresources.com

RANGE RESOURCES CORPORATION
STATEMENTS OF INCOME
 (Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
Revenues
Oil and gas sales	$176,338	$107,415
Transportation and gathering	142	528
Mark-to-market derivative gain	11,281	—
Ineffective hedging gain (loss) (a)	1,420	125
Gain (loss) on sale of properties (a)	(195)	(9)
Other	207	(99)

	189,193	107,960	75%

Expenses
Direct operating	19,377	14,808
Production and ad valorem taxes	9,727	5,755
Exploration	9,518	3,271
General and administrative	9,399	6,603
Non-cash stock compensation (b)	7,319	4,067
Interest	10,551	8,584
Depletion, depreciation and amortization	34,567	29,762

	100,458	72,850	38%

Income before income taxes	88,735	35,110	153%

Income taxes
Current	578	—
Deferred	32,482	13,107

	33,060	13,107

Net income before cumulative effect of changes in accounting principle	$55,675	$22,003	153%

Cumulative effect of changes in accounting principle	(279)	—

Net income	$55,396	$22,003	152%

Net income available to common stockholders	$0.43	$0.18
Cumulative effect of changes in accounting principle	—	—

Net income per common share	$0.43	$0.18	139%

Net income per common share — diluted	$0.41	$0.18
Cumulative effect of changes in accounting principle	—	—

Net income per common share — assuming dilution	$0.41	$0.18	128%

Weighted average shares outstanding, as reported
Basic	129,092	119,868	8%
Diluted	134,549	124,601	8%

(a)	Included in Other revenues in 10-Q.

(b)	Includes non-cash stock compensation mark-to-market adjustments due to increases in Company’s common stock of $4.5 million and $4.1 million for the three months ended March 31, 2006 and 2005; and non-cash expense for equity compensation upon the adoption of FASB Statement No. 123(R) of $2.8 million for the three months ended March 31, 2006.

RANGE RESOURCES CORPORATION
OPERATING HIGHLIGHTS
 (Unaudited)

	Three Months Ended March 31,
	2006	2005
Average Daily Production
Oil (bbl)	8,552	7,901	8%
Natural gas liquids (bbl)	2,967	2,766	7%
Gas (mcf)	188,001	164,825	14%
Equivalents (mcfe) (a)	257,118	228,827	12%

Prices Realized
Oil (bbl)	$46.59	$36.23	29%
Natural gas liquids (bbl)	$29.77	$22.45	33%
Gas (mcf)	$7.83	$5.13	53%
Equivalents (mcfe) (a)	$7.62	$5.22	46%

Operating Costs per mcfe
Field expenses	$0.79	$0.67	18%
Workovers	$0.05	0.05	0%

Total Operating Costs	$0.84	$0.72	17%

(a)	Oil and natural gas liquids are converted to gas equivalents on a basis of six mcf per barrel.
BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets	$108,312	$146,300
Current deferred tax asset	36,969	61,677
Oil and gas properties	1,804,438	1,741,182
Transportation and field assets	40,864	39,244
Other	44,370	30,582

	$2,034,953	$2,018,985

Liabilities and Stockholders’ Equity
Current liabilities	$121,209	$158,493
Current asset retirement obligation	3,168	3,166
Current unrealized derivative loss	84,007	160,101

Bank debt	246,100	269,200
Subordinated notes	347,025	346,948

Total long-term debt	593,125	616,148

Deferred taxes	213,071	174,817
Unrealized hedging loss	50,927	70,948
Deferred compensation liability	88,245	73,492
Long-term asset retirement obligation	66,558	64,897

Common stock and retained earnings	927,417	860,618
Stock in deferred compensation plan and treasury	(19,283)	(16,568)
Other comprehensive loss	(93,491)	(147,127)

Total stockholders’ equity	814,643	696,923

	$2,034,953	$2,018,985

RANGE RESOURCES CORPORATION
CASH FLOWS FROM OPERATIONS
 (Unaudited, in thousands)

	Three Months Ended
	March 31,
	2006	2005
Net income	$55,396	$22,003
Adjustments to reconcile net income to net cash provided by operations:
Cumulative effect of change in accounting principle	279	—
Deferred income tax expense	32,482	13,107
Depletion, depreciation and amortization	34,567	29,762
Exploration expense	2,718	483
Mark-to-market derivative (gain)	(11,281)	—
Unrealized hedging (gain) loss	(1,252)	(308)
Adjustment to IPF valuation allowance and allowance for bad debts	—	225
Amortization of deferred issuance costs	406	437
Deferred compensation adjustment	8,056	4,469
(Gain) loss on sale of assets and other	418	8

Changes in working capital:
Accounts receivable	34,369	17,728
Inventory and other	(1,630)	(517)
Accounts payable	(15,270)	(13,668)
Accrued liabilities	(13,749)	(10,208)

Net changes in working capital	3,720	(6,665)

Net cash provided by operations	$125,509	$63,521

RECONCILIATION OF CASH FLOWS
(In thousands)

	Three Months Ended
	March 31,
	2006	2005
Net cash provided by operations	$125,509	$63,521

Net change in working capital	(3,720)	6,665

Exploration expense	6,800	2,788

Other	(960)	(401)

Cash flow from operations before changes in working capital, non-GAAP measure	$127,629	$72,573

ADJUSTED WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2006	2005
Basic:
Weighted average shares outstanding	130,742	122,030
Stock held by deferred compensation plan	(1,650)	(2,162)

	129,092	119,868

Dilutive:
Weighted average shares outstanding	130,742	122,030
Dilutive stock options under treasury method	3,807	2,571

	134,549	124,601

RANGE RESOURCES CORPORATION
RECONCILATION OF NET INCOME BEFORE INCOME TAXES
AS REPORTED TO NET INCOME BEFORE INCOME TAXES
EXCLUDING CERTAIN NON-CASH ITEMS
(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2005
As reported	$88,735	$35,110	153%
Adjustment for certain non-cash items
Loss on sale of properties	195	9
Mark-to-market on derivative (gain)	(11,281)	—
Ineffective commodity hedging (gain) loss	(1,420)	(125)
Amortization of ineffective interest hedges (gain) loss	168	(183)
Deferred compensation adjustment	7,319	4,067

As adjusted	83,716	38,878	115%

Income taxes, adjusted
Current	578	—
Deferred	30,645	14,514

Net income excluding certain items	$52,493	$24,364	115%

Non-GAAP earnings per share
Basic	$0.41	$0.20	105%

Diluted	$0.39	$0.20	95%

HEDGING POSITION
As of April 26, 2006
(Unaudited)

		Gas		Oil
		Volume	Average	Volume	Average
		Hedged	Hedge	Hedged	Hedge
		(MMBtu/d)	Prices	(Bbl/d)	Prices
2Q 2006	Swaps	10,797	$6.19	400	$35.00

2Q 2006	Collars	113,390	$6.09 - $8.19	6,865	$39.83 - $49.05

3Q 2006	Swaps	10,761	$6.20	400	$35.00

3Q 2006	Collars	113,283	$6.09 - $8.19	6,863	$39.83 - $49.05

4Q 2006	Swaps	10,761	$6.48	400	$35.00

4Q 2006	Collars	113,283	$6.36 - $8.67	6,863	$39.83 - $49.05

Calendar 2007	Swaps	7,500	$6.86	—	—

Calendar 2007	Collars	98,500	$7.13 - $9.99	5,800	$52.90 - $64.58

Calendar 2008	Collars	55,000	$7.93 - $11.39	4,000	$56.89 - $74.78
Note: Details as to the Company’s hedges are posted on its website and are updated periodically.